EXHIBIT 99.2
MANAGEMENT DISCUSSION SECTION
Operator: Good day and welcome to the IDEX Fourth Quarter 2009 Earnings Conference Call. Today’s call is being recorded.
For opening remarks and introductions, I would like to turn the conference over to Mr. Heath Mitts. Please go ahead, sir.
Heath A. Mitts, Vice President, Corporate Finance

Thank you, Michael. Good morning and thank you for joining us for a discussion of the IDEX fourth quarter and full year 2009 financial results. Yesterday we issued a press release outlining our company’s financial and operating performance for the three and 12-month period ending December 31, 2009. The press release along with the presentation slides to be used during today’s webcast be accessed on our company website at www.idexcorp.com.
Joining me today from IDEX management are Larry Kingsley, Chairman and CEO and Dom Romeo, Vice President and Chief Financial Officer.
The format for our call today is as follows. We will begin with an update on our overall performance for the quarter and full year and then provide detail on our four business segments. We will then wrap up with the outlook for 2010. Following our prepared remarks, we’ll then open the call for your questions. If you should need to exit the call for any reason, you may access a complete replay beginning approximately two hours after the call concludes by dialing the toll free number 888-203-1112 and entering conference ID 7923468 or simply log on to our company homepage for the webcast replay.
As we begin, a brief reminder. This call may contain certain forward-looking statements that are subject to the Safe Harbor language in today’s press release and in IDEX’s fillings with the Securities and Exchange Commission.
With that, I’ll turn this call over to our Chairman and CEO, Larry Kingsley. Larry?
Larry D. Kingsley, Chairman, President and Chief Executive Officer

Thanks, Heath. Good morning, everyone. Before we discuss the specific results, I’m going to walk through some comments as to what we’re seeing in the environment that we serve and my comments throughout our — throughout the prepared remarks here relative to the fourth quarter obviously but also indicative of what 2010 looks like.
Most of our end markets have stabilized and some are beginning to grow again. The emergence of growth that we’re seeing is stronger in some country markets and particularly in the developing nations. The global infrastructure investment in Asia and the Middle East is now providing opportunities for us to expand in the energy, water businesses and it’s a broad base of projects that we expect to continue through the year. Our Health & Science segment is growing as a result of investment into platforms that enable research and new product development. We here as well anticipate sustained 2010 Health & Science organic growth.
With the just a couple of isolated exceptions, we expect a continued a broader base return to growth in the first half of this year and we’re hopeful for ongoing improvements in the second half of the year. Throughout the downturn we remained committed to our commercial and operational excellence efforts. We continue to focus on better serving our customers and we believe that we’re taking share. There’s really no lagging restructuring effects that hinder our ability to execute essentially out of the shoe right now as we are in 2010. Overall, our fourth quarter results were quite a bit stronger than our expectations. Our operating metrics reflect strong margin performance and continued working capital improvement and we’ve got good line of sight to solid operational execution this year.
Our balance sheet is strong and we will leverage that capability to acquire. So, we’re pretty encouraged by the strong Q4 and we are now beginning to see, as I said, a little bit broader base of growth, certainly the leading performance coming from the energy and water businesses and pretty well across the Health & Science segment.
So I’m going to jump into the results. I’m on the slide titled, Q4 and the full year 2009 financial performance. It’s slide four.
For the quarter, orders were up 4%, flat organically and sales were down 3%, down 7% organically, and they were up 6% sequentially from the third quarter. Fourth quarter adjusted operating margin of 16.4% was up 220 basis points from the comparable Q4 of ‘08 and sequentially, operating margin was up 120 basis points versus Q3. The stronger profitability is a result of our restructuring efforts plus positive segment mix in the quarter but the improvements from the operating leverage was across the board, essentially all the businesses.
Q4 adjusted EPS at $0.43 was up 13% versus the comparable EPS in ‘08. For the full year, orders were down 10%, sales were down 11, down 14% organically. Full year adjusted operating margin at 15% was down 210 basis points from ‘08. Full year adjusted EPS at $1.53 was down 20% compared to ‘08. For ‘09, free cash flow was $190 million, that’s over 165% of income, down just 4% from ‘08. So, all in all, a very respectable year in light of the environment and most importantly, we realized a strong exit.

So to jump further into it, into the segments, in Fluid & Metering, orders were up 2% in the quarter, that’s down 2% organically. Sales decreased 5% and were down 9% on an organic basis. Adjusted operating margin of 17.9% was up 160 basis points from Q4 of ‘08.
As we expected, we saw the sequential improvement in the energy markets during the fourth quarter and as I said earlier, the infrastructure investment is continuing to grow and we’re seeing good global demand for our newer products. Large capital projects in the power generation markets and the expanding focus of the oil companies in the midstream fuel management applications are also creating great opportunities and we expect these trends to continue through the year.
We experienced modest sequential improvement in our water markets during the fourth quarter driven primarily by domestic municipal water and wastewater treatment projects. While the overall order rates are strong, we did anticipate the growth and we expect some municipal budgets, though we’ll remain constrained. Some of our current growth is tied to new water product offerings. They’ve gained quick traction and are generating very strong interest. We introduced our new Enigma sonic neural network of sensors that is enabling a better pinpointing of water loss. We also introduced another family of products that are explosion proof rated which opens up a number of adjacent water infrastructure applications.
In the broader set of process industries that we serve in this segment, project activity is increasing, especially in Asia. Some of that growth is the direct result of enhanced safety and environmental standards. For the more developed regions of the world, we expect the recovery will be modest. We expect that to be the case in Europe and the U.S. processing industries will be likely a flat to slower growth story for 2010. In summary, for the segment, energy and water are growing and we’re cautiously optimistic about what we see out of the rest of the segment, certainly though it’s improved over our perspective three months ago.
In the Health & Science segment, total orders were up 10% for the quarter, and they were up 7% organically. Sales were up 3% in total and up 1% organically. Operating margin of 22.2% was up 420 basis points compared to the prior year, driven by volume, but the cost reductions and mix also contributed to the strong improvement in the quarter. As expected in the fourth quarter, we saw a return to year-over-year growth in the core HST business. And you know that business serves the analytical instrumentation, the life science markets and accounts for about 60% of the segment. The end user budgets for instrumentation appear to be committed and our OEM customers expect to drive growth through innovation, much of which we are enabling.
Our expanding capabilities continue to drive growth through instrument content as well; that is, the value per platform that we participate on. Beyond the core of this segment, we’ve been revitalizing the broader HST product line. We’ve introduced a new dry operated vacuum system in the dental space and new products which will enhance ventilator equipment application for cleaner and quieter air and at the same time, we’re simplifying the equipment operation and maintenance. And while these are global products, they’re particularly targeted for the developing regions of the world.
The more industrial exposed portion of HST is also performing well. The team has driven just outstanding operational improvement and is well positioned to take share. We anticipate this will be the case through the course of this year. So overall, very well positioned in the market we serve and we anticipate respectable organic growth and great margins in 2010.
In Dispensing — I’m on slide seven — total orders in the quarter were down 2%. Organically, they were down 9. Sales decreased 10%, and were down 17% organically. Operating margin was 12.3% for the quarter which was up significantly from the prior year as a result of the restructuring initiatives that we discussed and we have executed over the last 15 months. The market conditions for Dispensing we expect will remain soft for the year. Both the European and U.S. retail channels are replacing equipment as necessary but not investing to automate, as they had been, nor to take advantage of new technology. And unless the customer tendency changes in the short-term, we expect that Dispensing will be down year-on-year. The organic decline driven by a lack of committed large DIY programs.
Obviously given the margin performance as achieved in the fourth quarter, we’ve tremendously reduced our cost structure which will enable us to weather the current environment and actually quite well. This segment will be profitable, will be the strong cash generator. So in the short term, and the short term here means the full year of 2010, we anticipate that revenue growth will be fully negative.
And in Fire & Safety, for the quarter total orders were up 1%. Organically they’re down 3. Sales were down 4%, organically down 8%. Operating margin at 25.5% was up 100 basis points compared to last year, primarily due to the cost reduction in the segment but also favorable mix within the segment. Global activity versus domestic market demand continues to drive strong, good growth opportunities and especially in the rescue equipment area.
So moving forward, emerging country markets will definitely be the best growth opportunities. As you remember, we dedicated a facility in China for this business. The China rescue market is expected to grow significantly over the next several years. And we will leverage our in-country capability as well as our other rescue brands to address those expanding needs. And as anticipated, the fire suppression order activity in North America continues to be impacted by municipal budget constraints. And we expect that this trend will continue in 2010.
Our Band-It business within this segment is performing well, both as a result of rebounding markets but also new product activity. Band-It should see at least half of their growth come from products introduced during the past two years.
So in total for the segment, we expect organic growth to be flat to down slightly in 2010 with international growth offset by domestic decline. And among the businesses, Band-It and rescue will be up while fire will be down, and profitability and cash flow will be excellent.
Okay. I’m going to move on to our guidance. I’m on slide nine. We expect Q1 EPS to be in the 40 to $0.42 range. Q1 organic revenue growth is projected to be up two to 3% and roughly flat sequentially with Q4 ‘09. FX at current rates will have a positive year-over-year impact on Q1 sales of approximately 3%. For the full year 2010, our EPS range is $1.63 to a $1.73, driven by expected organic revenue growth of between two to 4%. We expect FMT and HSP to achieve solid mid-single digit organic sales growth, and we expect the Fire & Safety equipment segment will be flat to down slightly due to the domestic pressure discussed. For Dispensing, we expect organic sales to be down as 2009 it included a one-time non-recurring replenishment order, and there we don’t see, as we said, that those spending levels in retail will recover in 2010.
Overall, for the company, any growth above the high end of our range will be dependent on better economic recovery in the back half of 2010. Operating margins will be in the 16% range; that’s roughly a 100 basis point improvement over the ‘09 full year. Our flow through on the incremental organic revenue is 45% and for the full year we expect FX at current rates will have about a one point impact, positive that is, to sales. Other modeling items; the 2010 tax rate is anticipated to be 33%. Full year CapEx will be 27 to $30 million, and we will continue to convert very well with cash, well in excess of 100% net income. So, notes, our earnings projections exclude our estimate for any additional restructuring cost, which could be three to $0.04 in 2010 as we anticipate executing a couple of remaining footprint initiatives.
So with that, we’re going to open the line to questions. Operator?
QUESTION AND ANSWER SECTION

Operator: [Operator Instructions]. And we will take our first question from Mike Schneider with Robert W. Baird.
<Q — Mike Schneider>: Good morning, guys.
<A — Larry Kingsley>: Hi, Mike.
<Q — Mike Schneider>: Maybe first we can start on Dispensing. It’s quite incredible the turnaround on margins that occurred on initially down sequential volumes. Can you just tell us sequentially where the savings came from given that most of the restructuring actions I think were complete already. And then what you believe the new breakeven rate is for this business? Because I think historically we’ve talked about 30 million being the breakeven, but we’re clearly well below that now.
<A — Larry Kingsley>: Mike, the largest footprint action, as you remember, began back in the later part of ‘08 into the early part of ‘09, but we did continue to take restructuring actions through the course of ‘09, right through to the middle part of the fourth quarter. So you are seeing the continued impact of the costs as they exit the segment. The bottom line is that, if you look at the quarter, you’re right. That breakeven number is less than what we’ve talked about it historically but probably indicative of kind of where it is at this point. There’s not another set of large initiatives that are going to impact margin in the segment.
Good news is obviously that when that business comes back, it will be at a fantastic cost basis. And we’re in a — still in a great global position from an operating structure standpoint to go after all the parts of the world that we think are going to grow.
<Q — Mike Schneider>: So are there savings that carry over in the Q1 that would explain some of the strong Q1 guidance for Dispensing?
<A — Larry Kingsley>: No.
<Q — Mike Schneider>: No?
<A — Larry Kingsley>: No.
<Q — Mike Schneider>: Okay. And then just a question on the guidance. If you look at — historically, your Q1 results I guess would have been down sequentially more than what you’ve got embedded in the guidance this time. Is there any unusual or out-sized projects that ship in Q1? Any expense savings or something that benefit Q1, that explain the strong guidance?
<A — Larry Kingsley>: No, Mike. The seasonality year-to-year does vary a bit depending on what’s going on. And obviously, we’re required to over the years, so that impacts seasonality to some degree. But there is nothing of what you described impacting Q1 in a positive sense. It’s really a good thing. It’s pretty broad-based, what we’re seeing on the order book and what we expect to flow through into the quarter.
<Q — Mike Schneider>: Okay. And the final question just on Liquid Controls and some of the energy exposure within Fluid. You mentioned the strong global orders. Is that where most of the growth — and you mentioned sequentially better — is that where most of the growth is coming overseas? And could you give us a sense of what type of projects that these are? Are they custody transfer or are these new physical plant construction? Just any insights as to where the strength is coming from?
<A — Larry Kingsley>: Yeah, I’ll give you some insight. I don’t want to go into too much detail for market competitive reasons. But the U.S. market is actually holding fairly firm. The best growth is coming out of the developing nations. I would characterize them as both custody transfer but also infrastructure applications. So, it’s where the greater world of weights and measures applies, where they care about inventory management and controls, but it’s a little bit further upstream in some of the cases than what we have historically participated.
<Q — Mike Schneider>: And by developing markets, is the Middle East a key area or is it broader than that?
<A — Larry Kingsley>: It is broader than that. The Middle East is part of that, a big chunk of it, but there are some very good opportunities coming out of Asia as well.
<Q — Mike Schneider>: Okay. Thank you.
<A — Larry Kingsley>: Sure, Mike.
Operator: And we’ll take our next question from Walter Liptak of Barrington Research.

<Q — Walter Liptak>: Hi, thanks. Good morning, guys.
<A — Larry Kingsley>: Good morning, Walt.
<Q — Walter Liptak>: I wonder if, kind of along the lines of some of the previous questions, you put an operating margin out for the full year. I wonder if we can get your range that you are assuming in the first quarter guidance.
<A — Larry Kingsley>: No, we typically don’t provide that, Walt. I think, if you look at the full year 16% number that’s — obviously, that’s going to be pretty close to what we’ll achieve assuming the kind of organic growth that we’ve assumed in the range as well.
<Q — Walter Liptak>: Okay. Yeah, fair enough. In the Fire & Safety division, you mentioned North American fire suppression being weak. Is that the fire truck pumps that are weak or is it products across the board?
<A — Larry Kingsley>: It’s fire truck pumps.
<Q — Walter Liptak>: Okay.
<A — Larry Kingsley>: We would tell you that, first, I mean, if you look at Fire and Rescue in total, international growth is stronger than domestic growth in our assumptions, but Rescue as a business stronger than Fire for 2010. And most of the content for Fire is on board trucks. So -
<Q — Walter Liptak>: Okay. And I guess my question is, obviously, this is now the biggest piece of the business but how worried should we be about it? I know that you’ve had a competitor that came out with a competing pump technology. Are there market share issues or is it related to [inaudible] municipal?
<A — Larry Kingsley>: Yeah, sure. There’s nothing, nothing at all that we’re concerned about in that regard. As a matter of fact, we would say that our OEM customers are faring quite well with the industry data suggesting that they are actually doing very, very well from a share perspective. So it’s really that we just expect muni budgets to be constrained. And most of the industry is talking to pretty well the same set of numbers that we’re expecting. There’s not a huge share gain or loss assumption in our onboard truck 2010 numbers in total, but certainly not concerned about share loss.
<Q — Walter Liptak>: Okay, good. And if I could just ask the last one and switch over to Dispensing Equipment? The outlook being what it is, is there — do these products wear out? Do maintenance costs go up? You’re working with paints, they gum up. They — is there an age of the machine fleet out there that you could look at or increased maintenance costs that will cause pent-up demand at some point?
<A — Larry Kingsley>: The answer is, yes. Short answer is, yes. They do wear out. And actually, the more environmentally safe paint chemistries actually force wear-out faster in most cases than the older chemistry. It’s kind of counterintuitive, but particularly around gumming up and drying issues, as you actually point out. The reality is that there’s always a balance which is driven by the need to replace versus how much capital they are going to outlay in any given year for program activity based on what they think their reality for revenue is. It’s pretty easy, as we’ve talked before about, it’s a pretty easy return on investment calc. And so, I do think that once the market stabilizes in the residential and commercial construction world, we’ll see a pretty quick return to this as a product category that they’re going to invest aggressively in. I just don’t, frankly, think it’s going to be 2010.
<Q — Walter Liptak>: Okay. Is there a significant percentage of sales with aftermarket parts or service?
<A — Larry Kingsley>: There tends to be an aftermarket element which is more around retrofitting equipment that they decide they don’t want to completely replace. And there is a little bit of that going on right now, too, where they can make decisions, in some cases, to upgrade and retrofit versus completely replace. That doesn’t tend to extend the life of the machine nor give the user all the features that new equipment can, but it is kind of a Band-Aid that they can apply.
<Q — Walter Liptak>: Okay, got it. All right. Thank you.
<A — Larry Kingsley>: You’re welcome.
Operator: And we will take our next question from Scott Graham of Ladenburg Thalmann.
<Q — Scott Graham>: Hey, guys. Good morning.
<A — Larry Kingsley>: Hi, Scott.
<Q — Scott Graham>: Larry, do you expect to get back up to your $20 million productivity number in 2010?
<A — Larry Kingsley>: We don’t have as large of a productivity number assumed in 2010. Basically, we’ve got obviously a lot of heads out in ‘09, and while we don’t typically hard account for the productivity numbers with excepting the rest of the head count actions. When you take fairly strong actions like we did, on the following-year basis, you probably don’t assume that you’re going to get as much productivity pickup just because you got it, frankly, through some other footprint-associated actions.
On the material cost side, we will get a nice net material cost benefit. But again, in 2010, we’re not assuming as large of a benefit. I think we’re pretty well protected from that perspective, from a planning perspective, because we have taken a reasonably conservative view given the uncertainty in the environment around us.

<Q — Scott Graham>: Okay. On the stimulus, in particular, of course the Water and the Healthcare businesses, are you seeing anything booked in your order book as of today?
<A — Larry Kingsley>: Yeah, we’re seeing little pieces, in both Water and we expect that a little bit of the revenue out of Health & Science is coming out of NIH associated spending, which is stimulus based. Outside of the U.S., I would say the same. There are some Asian country stimulus elements that are certainly supporting growth, but it’s not big and very little in Europe.
We do anticipate through the course of the year that in the U.K., there will be some sales associated with water infrastructure spend that is stimulus-associated, as an example. So, it’s not big. By any means, it’s not big, but there is perhaps a little bit of a boost that we’re currently seeing associated with those areas.
<Q — Scott Graham>: Okay. Thanks. Last question is this, and this is more of a maintenance. You went through, Larry — and I was writing feverishly, so I’m sorry to ask you to repeat this, but each of the four segments, could you talk about or just repeat what you said you thought kind of the core growth looked like for 2010 in full, each of the core segments?
<A — Larry Kingsley>: I didn’t really talk specifically about core growth by segment. What I said qualitatively was that, in Fluids & Metering, we expect energy and water will lead the segment in terms of growth. We’re already seeing that. We said that Health & Science across the segment will experience good core growth. In the summary comments, we talked about solid single-digit organic growth assumptions for both Fluid & Metering and Health & Science, offset by flat to slightly down performance for Fire & Safety and negative growth assumption for Dispensing. But we didn’t quantify it beyond that, Scott.
<Q — Scott Graham>: All right. I actually did come up with one more question if you don’t mind? You had very nice improvement this quarter in the non-analytical instrumentation business of Health & Science, and you talked about revitalizing the products. I think that’s what you were referring to. Could you go into beyond the products, that market, I think your position to gain share — why would that be?
<A — Larry Kingsley>: There are a number of reasons. One, we have done a super job, as I did say, of revitalizing the product line over the last couple of years. But right through the recession, we continued to invest in the product line. And if you remember — and I’m sure you do — where that business historically had gone after some one-off OEM applications that tended to be home use, lower cost, pretty far from non-core kinds of product applications, those things tended to be hit and miss versus focusing on things that were much closer to our core competence. And what we’ve introduced over the last 18 months or so are products that are going to have some very nice multi-customer applications. They are going to be global products.
We’re seeing a nice start out of our dental office vacuum systems, as I mentioned in the prepared remarks. And we’ve got some ventilator products that are really — air compressor ventilator applications different from anything that we’ve talked historically about with home use ventilators. These are in health clinic products or hospital-applied products and they, again, are targeted for developing regions. So I think that we’ve done a much better job on the front end of the business understanding what will be nice, sustainable technology, differentiated product. We’ve got IP wrapped around most of this.
The other aspect of what’s gone on, though, is, as I said, more generally but certainly in this business, too, we got after cost actions very early, very quickly. We were able to exit very nicely. I think some of our competition has been left kind of flat-footed, frankly, both North American and European. And it’s allowed us to already begin to take some nice share. So I think we’re in a good position, frankly, on just a pure competitive basis, and the team has done a super job on the productivity side. The costs that we’ve taken out of our infrastructure and even on the variable cost side with — inclusive of materials — allowed us to get to a very competitive position with that business. So I feel — I frankly feel pretty good about what we’ve historically called the non-core portion of HST in terms of how we’re bringing that closer to the core, both in terms of attractive markets but also the performance of that subsegment.
<Q — Scott Graham>: Thanks very much.
<A — Larry Kingsley>: You bet.
Operator: And we will take our next question Ned Borland of Hudson Securities.
<Q — Ned Borland>: Hi, good morning. Just a -
<A — Larry Kingsley>: Hi, Ned.
<Q — Ned Borland>: — follow-up on a couple of the earlier questions here. With regard to the energy projects that you mentioned, mostly the developing regions, domestically with regard to the refinery market, are you seeing any kind of pickup in maintenance spending for refineries that would affect liquid controls or maybe some of the other folks?
<A — Larry Kingsley>: I think we’d say that’s kind of flattish, Ned. So not a huge growth assumption being driven by U.S. refinery spending on what is maintenance budget allocated funds.
<Q — Ned Borland>: Okay. And then with regard to the restructuring, is that something that’s already planned, or is it sort of a contingent restructuring, contingent on how economic conditions are or how do we think about that?
<A — Larry Kingsley>: Contingent upon our continued review on return on investment of the couple of things that we’re looking at.
<Q — Ned Borland>: Okay. All right.

<A — Dominic Romeo>: And Ned, within the number there is about $0.01 that’s carryover from 2009, but the rest, the 3 to 4, 2 to 3 would be, to Larry’s point, additional items that we would consider. But there is about $0.01 of carryforward.
<Q — Ned Borland>: Okay. And then on HST, I mean, very impressive margins, probably the best since you’ve really broke that business out. It sounds like there is some sustainability to that margin, given the new products are ramping up and the core business seems to be going well. I mean, are there any headwinds we should be thinking about in that business with regard to margin?
<A — Larry Kingsley>: As we’ve talked historically, there is always a little bit of mix impact within HST that quarter-to-quarter you can see things bounce up and down. Typically, it’s not more than about 150 basis points, less than that for the most part. So the question is, are we bouncing around at a higher level? The answer is, yes. And it’s all, frankly, because of what I just mentioned with regard to the prior question. The situation is that there aren’t any real margin laggards in the segment at this point. And the team has done, again, just a great job on the cost structure side. So I do anticipate margin volatility to some degree as we go forward, but it will be at a very high level.
<Q — Ned Borland>: Okay. Thank you.
<A — Larry Kingsley>: Sure.
Operator: And we will take our next question from Matt Summerville with KeyBanc.
<Q — Matt Summerville>: Good morning. Just a couple of quick follow-up questions. I want to make sure I’m thinking about the leverage in your business properly. How much do you anticipate seeing in 2010, relative to 2009, on an incremental basis related to your restructuring? And then how should we think about kind of washing against that any add-backs you’ll get or you’ll experience in discretionary spend?
<A — Larry Kingsley>: As we said earlier, Scott, basically the way to think about modeling the incremental growth is that we’re going to flow it through at 45%. That’s the number which is inclusive of a little bit of carryover year-on-year in terms of savings that you see from the 2010 versus ‘09 impact. Also, obviously inclusive within that number are investments that we’re making. We’ve got quite a few number of — quite a few engineering projects that we’re working right now which will yield some nice out-year organic growth. And the investments that we’re making back in the business would be also the bridging item as to how you get to that 45% incremental flow through.
The good news here is, as we’ve talked in the last couple of quarter calls, is that there really isn’t a big cost flow-back concern because the actions we took were structural. They weren’t temporary cost actions, big, large, long furloughs, things of the sort that form some kind of headwind in 2010. And frankly, we’re really pleased with the costs that we got out because it’s pretty much sticky. So -
<Q — Matt Summerville>: Larry, and then just one more question. How much pricing were you able to get across IDEX in 2009? And can you give us some color as to what you’re baking into that 2 to 4% organic growth in 2010, and maybe across which segments do you anticipate being the most successful with pricing going forward?
<A — Larry Kingsley>: There’s not a lot of price baked into ‘09. It’s about 0.5 point. And there is not a huge price assumption built into 2010 at this time. It’s also in the context of thinking that there isn’t going to be a huge material inflation impact to the business. As you remember from our model, we do have a fair amount of flexibility, given the customized nature of the product and the fact that we kind of price it out as we go, to adjust, should we need to. So we’re never typically in any way impacted by more than 60, 90 days by any radically changing commodity cost elements to our material cost structure.
The assumption — big picture for 2010 is that material margins essentially hold with not a lot of impact on the cost side, nor a lot of price. We’re going to be in a great position to offer very competitive pricing to our customers, which frankly, is again, a function of all the good work that was done through the downturn.
<Q — Matt Summerville>: Thanks, Larry.
Operator: [Operator Instructions]. We’ll go next to Charlie Brady with BMO Capital Markets.
<Q — Charles Brady>: Hey, guys. Thanks. Good morning.
<A — Larry Kingsley>: Hi. Good morning.
<Q — Charles Brady>: With respect to your comments when you’re talking about Band-It and saying that — I think you said that half the growth ought to come out of new products within the past couple of years. Can you just expand on that thought to some of the other not necessarily individual business units but maybe some of the other business segments? Since you — because you talk a lot about new products and I’m wondering if maybe that growth potential on a new product is being accelerated over the next 12, 24 months from maybe where it’s been maybe even prior to the downturn.
<A — Larry Kingsley>: Well, I’m not going to go through a lot of specificity other than to say that we rolled up our plans for the year. Our product vitality assumptions that we’ve got built into the plan are very good. They are strong. We didn’t adversely impact RD&E in ‘09. As a matter of fact, actual spend, not rate of spend, but actual spend for RD&E increased through the course of ‘09. So, we’re in a fairly good position, frankly, to take advantage of investments made. And we assume that many of our customers are anxious for new technology.
So if you go across the segments and you get down to a pretty granular look, what we’re seeing right now is new product growth at margins that are at least as good as the base margins in their respective businesses. That’s going to yield, for the full year, some pretty nice vitality metrics. And I think it’s essentially across the board that we’re going to see that.

<Q — Charles Brady>: Thanks. That’s helpful. And then I’ll just ask the required acquisition question on sort of how your pipeline looks and kind of where prices in terms of multiples look as they are today.
<A — Larry Kingsley>: It’s the same comments that you get from us every quarter where we’ve got a — we’ve always got a decent pipeline. Right now, I would say our proprietary deal pipeline looks pretty good, but we buy the right businesses at the right prices. And we’ve got a number of those that are right businesses that are in various stages of discussions. And in a couple of the cases, I think we’re going to definitely get the right prices. In other cases, they are the right businesses but they might be later at the right prices.
<Q — Charles Brady>: Okay. Fair enough. Thanks.
Operator: And we will take our next question from Christopher Glynn of Oppenheimer.
<Q — Christopher Glynn>: Thanks. Good morning. Looking at — going back into the HST margins, you said bouncing around at a structurally higher level. Within that context, was the fourth quarter a particularly good mix?
<A — Larry Kingsley>: It was good mix. Yes.
<Q — Christopher Glynn>: Okay.
<A — Larry Kingsley>: Yes.
<Q — Christopher Glynn>: And then just moving over to Dispensing, thinking about the replenishment order you had last year, do those kind of come out of the blue or how far in advance do you see something like that coming?
<A — Larry Kingsley>: They tend to be long discussions, but can still come out of the blue.
<Q — Christopher Glynn>: Okay.
<A — Larry Kingsley>: I don’t know if I’m being — I’m not trying to be dodgy. Basically, we’re always in discussion with our Dispensing customers about how we can help them with their value proposition by way of some new equipment or add-on equipment or whatever the case may be. And they tend to be discussions that are held at multiple levels with pretty good-sized companies in the cases of the DIYs in particular. And they tend to be decisions that go in the form of maybe maybe, maybe, maybe, yes. It’s hard to time when they get to yes because there’s multiple functional groups involved with those decisions as they take place in the customer base.
<Q — Christopher Glynn>: So it sounds like now there’s really a lack of the maybe, maybe, maybe, maybe discussions going on.
<A — Larry Kingsley>: There are maybe discussions going on.
<Q — Christopher Glynn>: There are? Okay. Thanks. That’s all I have.
Operator: And that does conclude today’s question-and-answer session. At this time, I would like to turn the conference back to Larry Kingsley for further remarks and closing comments.
Larry D. Kingsley, Chairman, President and Chief Executive Officer

I’d just like to thank everyone for joining. We obviously appreciate your interest in the company. I am really proud of how our team was decisive early in the recession and we executed obviously almost flawlessly to position us extremely well as to where we sit right now.
Our comments regarding 2010 are assumptive on market stability. What we see at this point is that we’ll execute modest but very profitable organic growth. And obviously, the guidance doesn’t assume any impact from acquisition but the balance sheet certainly could — can support that. The — I guess the view of the macro environment is that we don’t think that we’re going to need a lot of help. Even if the markets stay in limbo, we’ll create our opportunity for ourselves, and that we can deliver a very respectable EPS growth number in 2010, given all of what we said.
So thanks for participating and we look forward to seeing all of you through the course of the year.
Operator: And that does conclude today’s conference. We thank you for your participation.